Exhibit 99.1

ISTA Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30,	Pro Forma	September 30,
	2002	Adjustments	2002 Adjusted

	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,145	$40,000	$44,145
Short-term investments	—	—	—
Advance payments — clinical trials	40	—	40
Other current assets	1,374	(927)	447

Total current assets	5,559	39,073	44,632
Property and equipment, net	896	—	896
Deposits and other assets	44	—	44

Total Assets	$6,499	$39,073	$45,572

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$1,891	$—	$1,891
Accrued compensation and related expenses	142	—	142
Accrued expenses — clinical trials	669	—	669
Other accrued expenses	1,887	1,184	3,071
Note payable to stockholders, net	3,642	(3,642)	—

Total current liabilities	8,231	(2,458)	5,773
Deferred rent	5	—	5
Deferred income	4,792	—	4,792
Stockholders’ (deficit) equity:
Common stock, $.01 par value; 100,000,000 shares authorized at September 30, 2002; 13,268,120 shares issued and outstanding at September 30, 2002	17	116	133
Additional paid in capital	111,561	41,773	153,334
Deferred compensation	(1,764)	—	(1,764)
Accumulated other comprehensive income	(37)	—	(37)
Deficit accumulated during the development stage	(116,306)	(358)	(116,664)

Total stockholders’ (deficit) equity	(6,529)	41,531	35,002

Total Liabilities and Stockholders’ (Deficit) Equity	$6,499	$39,073	$45,572